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                                                                    Exhibit 21.1


Subsidiaries of ViaSat

    1.     ViaSat Worldwide Limited, a Delaware corporation

    2.     ViaSat China Services, Inc., a Delaware corporation

    3.     ViaSat Foreign Sales Corporation, a Barbados corporation

    4.     ViaSat Europe Limited, a private limited UK corporation

    5.     ViaSat Australia PTY Limited, an Australian corporation

    6.     ViaSat Inc. Limitada, a Chilean limited liability partnership

    7.     ViaSat Canada Company, a Nova Scotia unlimited liability company

    8.     ViaSat Europe S.r.l., an Italian limited liability company

    9.     ViaSat India Pvt. Ltd., an Indian private limited company

    10.    Immeon Networks LLC, a Delaware limited liability company

    11.    U.S. Monolithics, LLC, an Arizona limited liability company